Exhibit 11

                           Liberty Technologies, Inc.
                         Earnings Per Share Calculation

                                                       Three Months Ended                Six Months Ended
                                                             June 30,                        June 30,
                                                  ----------------------------      -----------------------------
                                                      1997             1996            1997               1996
                                                  -----------      -----------      -----------       -----------
Net income (loss)                                 $   193,000      $   102,000      $   (20,000)      $   (22,000)


Weighted average shares outstanding                 5,004,317        4,973,925        4,999,759         4,964,318

Dilutive effect of outstanding
    options and warrants, net of tax benefit           60,184          336,038              --                --
                                                  -----------      -----------      -----------       -----------


Shares used in computing earnings
    per share                                       5,064,491        5,309,963        4,999,759         4,964,318
                                                  ===========      ===========      ===========       ===========

Earnings (loss) per share (primary
    and fully diluted)
                                                  $      0.04      $      0.02      $      0.00       $      0.00
                                                  ===========      ===========      ===========       ===========

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